UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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    Preliminary Proxy Statement
    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
    Definitive Additional Materials
    Soliciting Material Pursuant to §240.14a-12
TORRID HOLDINGS INC.
(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

No fee required.
Fee paid previously with preliminary materials.
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Fellow Stockholders,
We are pleased to invite you to attend our first Annual Meeting of Stockholders of Torrid Holdings Inc. (“Torrid” or the “Company”) to be held in-person at the Company’s headquarters located at 18501 East San Jose Avenue, City of Industry, California 91748 on Thursday, June 2, 2022, at 11:00 a.m. Pacific Time (the “Annual Meeting”). You will be able to submit questions and vote your shares during the meeting.
The accompanying proxy statement provides information about the matters we will ask you to consider at the Annual Meeting, which are:
1.to elect two nominees identified in the accompanying proxy statement to serve as Class I directors until the 2025 Annual Meeting and until their successors are duly elected and qualified;
2.to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending January 28, 2023; and
3.to transact other business as may properly come before the meeting or any adjournment of the meeting.
Our Board of Directors (the “Board”) has set the record date as April 11, 2022. Only stockholders that owned shares of the Company’s common stock at the close of business on that day are entitled to notice of and may vote at this meeting or any adjournment or postponement thereof. A list of the Company’s stockholders of record will be available at our corporate headquarters located at 18501 East San Jose Avenue, City of Industry, California 91748 and on the date of the meeting.
Your vote is important. Whether or not you plan to attend the in-person Annual Meeting, we urge you to vote. You may vote by proxy over the Internet, by telephone, or by mail by following the instructions on the proxy card. Voting by proxy will ensure your representation at the Annual Meeting regardless of whether you attend.
Sincerely,
Members of the Board of Directors:

Lisa Harper
Stefan L. Kaluzny
Theophlius Killion
Dary Kopelioff
Elizabeth Muñoz
Valeria Rico Nikolov

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
The 2022 Annual Meeting of stockholders of Torrid Holdings Inc. will be held in-person at the Company’s headquarters located at 18501 East San Jose Avenue, City of Industry, California 91748 on Thursday, June 2, 2022, at 11:00 a.m. Pacific Time for the following purposes:
1.to elect two nominees identified in the accompanying proxy statement to serve as Class I directors until the 2025 Annual Meeting and until their successors are duly elected and qualified;
2.to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending January 28, 2023; and
3.to transact other business as may properly come before the meeting or any adjournment of the meeting.
Stockholders of record as of the close of business on April 11, 2022 are entitled to vote. A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to June 2, 2022 and on the date of the meeting at 18501 East San Jose Avenue, City of Industry, California 91748.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 2022
The notice of Annual Meeting, the proxy statement and our fiscal year 2021 Annual Report on Form 10-K are available on our website at https://investors.torrid.com. Additionally, in accordance with the SEC rules, you may access our proxy materials at www.proxyvote.com.
The Notice of Internet Availability of proxy materials is first being delivered to the Company’s stockholders of record on or about April 21, 2022.
By Order of the Board of Directors,
BRIAN PARK
General Counsel & Secretary

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Q: Why did I receive these materials?
The Board of the Company is soliciting your proxy to vote at our 2022 Annual Meeting of Stockholders (or at any postponement or adjournment of the meeting). Stockholders who own shares of our common stock as of the record date, April 11, 2022 (the “Record Date”), are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about the Company.
Notice of Internet Availability of Proxy Statement and Annual Report. As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our Annual Report on Form 10-K available to our stockholders electronically via the Internet. The notice of internet availability contains instructions on how to access this proxy statement and our Annual Report on Form 10-K and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and Annual Report on Form 10-K. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.
    Householding. The SEC rules permit us to print an individual’s multiple accounts on a single set of annual meeting materials. To take advantage of this opportunity, we have summarized on one set of annual meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted stockholder prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the annual meeting materials, as requested, to any stockholder to which a single copy of those documents was delivered. If you prefer to receive separate copies of the annual meeting materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A number of brokerage firms have instituted householding. They will have their own procedures for stockholders who wish to receive individual copies of the proxy materials.
Q: Who will be entitled to vote?
Stockholders who own shares of our common stock as of the Record Date, are entitled to vote at the Annual Meeting. As of the Record Date, the Company had 105,594,391 shares of common stock outstanding. Holders of shares of common stock are entitled to one vote per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.
Q: What will I be voting on?
You will be voting on:
1.    the election of two Class I directors to serve on the Board until the 2025 Annual Meeting and until their successors are duly elected and qualified;

2.    the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending January 28, 2023; and
3.    any other business as may properly come before the meeting or any adjournment of the meeting.
Q: How does the Board recommend I vote on these matters?
The Board recommends you vote:
1.FOR the election of Lisa Harper and Stefan L. Kaluzny as Class I directors; and
2.FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending January 28, 2023.
Q: How do I cast my vote?
Beneficial Stockholders. If you hold your shares through a broker, trustee or other nominee, you are a beneficial stockholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial stockholder.
Registered Stockholders. If you hold shares in your own name, you are a registered stockholder and may vote during the in-person Annual Meeting at the Company’s headquarters located at 18501 E. San Jose Ave., City of Industry, CA 91748. You can also vote by proxy before the Annual Meeting in the following ways:
1.via the Internet at www.proxyvote.com;
2.by phone by calling on a touch-tone telephone toll-free 1-800-690-6903; or
3.by signing and returning a proxy card.
    Proxies submitted via the Internet or by telephone must be received by 11:59 p.m., Pacific Time, on June 1, 2022.
Q: Can I access the proxy materials electronically?
Yes. Our proxy materials are available at www.proxyvote.com. Please be advised that you will need your control number, which you should have received in an earlier communication. In addition, instead of receiving future copies of our notice of internet availability and other proxy materials by mail, stockholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. If you would like to instruct us to send electronic copies of our notice of internet availability and other proxy materials, you should follow the instructions available at www.proxyvote.com. Your election to receive future proxy materials by email will remain in effect until you revoke it.
Q: How may I change or revoke my proxy?
Beneficial Stockholders. Beneficial stockholders should contact their broker, trustee or nominee for instructions on how to change their proxy vote.

Registered Stockholders. Registered stockholders may change a properly executed proxy at any time before its exercise:
1.via the Internet at www.proxyvote.com;
2.by phone by calling on a touch-tone telephone toll-free 1-800-690-6903;
3.by signing and returning a new proxy card; or
4.by voting at the in-person Annual Meeting.
Q: How can I attend the in-person Annual Meeting?
The Annual Meeting is being held in-person this year at the Company’s headquarters located at 18501 E. San Jose Ave., City of Industry, CA 91748.
If you are a stockholder of record as of the Record Date, you may attend, vote and ask questions at the meeting if you are in attendance.
Q: What is the voting requirement to approve each of the proposals, and how are the votes counted?
PROPOSAL 1 - ELECTION OF DIRECTORS
A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the two nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Abstentions and broker non-votes will not impact the election of the nominees.
ALL OTHER PROPOSALS
The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve all other items. Abstentions will be counted as present and entitled to vote on the proposals and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote for Proposal 2, and therefore will have no effect on those proposals. There will not be broker non-votes with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2022.
Q: When will the results of the vote be announced?
The preliminary voting results will be announced at the in-person Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.
Q: What is the deadline for submitting a stockholder proposal or director nomination for the 2023 Annual Meeting?
Stockholder proposals pursuant to SEC Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the Company’s annual meeting of stockholders to be held in 2023, must be received by the Company at our principal executive offices at 18501 East San Jose Avenue, City of

Industry, California 91748 no later than the close of business on December 22, 2022. Stockholders wishing to make a director nomination or bring a proposal before the 2023 annual meeting (but not include it in the Company’s proxy materials) must provide written notice of such proposal to the Secretary at the Company’s principal executive offices no later than the close of business on March 4, 2023 and not earlier than the close of business on February 2, 2023, assuming the Company does not change the date of the 2023 annual meeting of stockholders by more than 30 days before or after the anniversary of the 2022 Annual Meeting. If so, the Company will release an updated time frame for stockholder proposals. Any stockholder proposal or director nomination must comply with the other provisions of the Company’s Bylaws and be submitted in writing to the Secretary at the Company’s principal executive offices.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our Board, which is composed of six directors. Our amended and restated certificate of incorporation (the “Charter”) provides that the authorized number of directors may be changed only by resolution of our Board. Our Charter also provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.
The following table sets forth the director class, name, age as of April 11, 2022, and other information for each member of our Board:

Name	Class	Age	Position	Director Since Fiscal Year	Current Term Expires Fiscal Year	Expiration of Term For Which Nominated Fiscal Year

Lisa Harper	I	62	Director	2021	2022	2025
Stefan L. Kaluzny	I	55	Director	2021	2022	2025
Theophlius Killion	II	70	Director	2021	2023
Elizabeth Muñoz	II	54	Director	2021	2023
Dary Kopelioff	III	38	Director	2021	2024
Valeria Rico Nikolov	III	58	Director	2021	2024

The Board believes that in order for our Board to effectively guide us to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve our stockholders, our Board seeks to, as a whole, be competent in key corporate disciplines, including risk management, crisis management, leadership, regulatory issues, reputational issues, accounting and financial acumen, business judgment, governance, social responsibility, supply chain management, human capital management, cyber security, strategy and strategic planning. Additionally, we desire that the Board have specific knowledge related to our industry, such as expertise in consumer apparel and intimates. The Nominating and Corporate Governance Committee (the “Nominating Committee”) believes that all directors must, at a minimum, meet the criteria set forth in the Company’s Code of Ethics and the Corporate Governance Guidelines, which specify, among other things, that the Nominating Committee will consider criteria such as independence, diversity, age, skills, and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Nominating Committee considers a nominee’s differences in gender, ethnicity and tenure. The Nominating Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Nominating Committee considers individuals with diverse viewpoints, accomplishments, cultural background, professional expertise, and diversity in gender, ethnicity, race, skills and geographic representation, that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our stockholders. Further, our Board is committed to seeking qualified women and individuals from underrepresented minority groups to include in the pool from which new candidates are selected. Currently, of the six directors on our Board, four are racially/ethnically diverse, and two of these four are women. Overall, our board is split between three men and three women. The Nominating Committee also will consider a combination of factors for each director, including (a) the nominee’s ability to represent all stockholders without a conflict of interest, (b) the nominee’s ability to work in and promote a productive environment, (c) whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director, (d) whether the nominee has demonstrated the high level of character, ethics and integrity expected by the Company, (e) whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a publicly-traded company, (f) the nominee’s ability to apply sound and independent business judgment and (g) the diverse attributes of the nominee, such as differences in background, qualifications and personal characteristics.
The Nominating Committee has determined that all of our directors meet the criteria and qualifications set forth in the Company’s Code of Ethics, the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our stockholders: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our directors have the confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of our business and regulatory and social realities of the environment in which we operate, the independence and high performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other directors. Finally, the director biographies below include a non-exhaustive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for the Company and its stockholders, and guide the long-term sustainable, dependable performance of the Company.
Subject to any earlier resignation or removal in accordance with the terms of our Charter, our Bylaws and the Stockholders’ Agreement (as defined and discussed below), our Class I directors will serve until this Annual Meeting, our Class II directors will serve until the annual meeting of stockholders to be held in fiscal year 2023, and our Class III directors will serve until the annual meeting of stockholders to be held in fiscal year 2024. In addition, our Charter provides that as long as Sycamore Partners Management, L.P., Sycamore Partners Torrid, L.L.C. and each of their respective Affiliates (together, the “Principal Stockholders”) beneficially own (directly or indirectly) 50% or more of the voting power of the Company entitled to vote, directors may be removed with or without cause upon the affirmative vote of at least a majority of the voting power of our outstanding shares of stock entitled to vote thereon. However, once the Principal Stockholders cease to beneficially own in the aggregate (directly or indirectly) 50% or more of the voting power of the Company, our directors may be removed only for cause upon the affirmative vote of at least 75% of the voting power of our outstanding shares of stock entitled to vote thereon.
Stockholders’ Agreement
In connection with our initial public offering (“IPO”), we entered into a Stockholders’ Agreement, dated as of July 6, 2021 (the “Stockholders’ Agreement”), with Sycamore Partners Torrid, L.L.C. (together with its indirect beneficial owners, the “Sycamore Stockholder”). The Stockholders’ Agreement provides the Sycamore Stockholder with certain rights with respect to the designation of directors to serve on our board of directors. As set forth in the Stockholders’ Agreement, for so long as the Sycamore Stockholder beneficially owns at least 50% of our common stock, it will be entitled to designate for nomination a majority of our board of directors. When the Sycamore Stockholder beneficially owns less than 50% of our common stock but owns at least 10% of our common stock, the

Sycamore Stockholder will be entitled to designate for nomination a number of directors in proportion to its ownership of our common stock, rounded up to the nearest whole number. When the Sycamore Stockholder owns less than 10% of our common stock but owns at least 5% of our common stock, the Sycamore Stockholder will be entitled to designate for nomination the greater of (i) a number of directors in proportion to its ownership of our common stock, rounded up to the nearest whole number, and (ii) one director.
Stockholder Recommendations for Director Nominees
The Nominating Committee will consider stockholder nominations for membership on the Board. For the fiscal year 2023 Annual Meeting, nominations may be submitted to 18501 East San Jose Avenue, City of Industry, California 91748, Attn: General Counsel and Secretary, and such nominations will then be forwarded to the Chair of the Nominating Committee. Recommendations must be in writing and we must receive the recommendation no later than the close of business on March 4, 2023 and not earlier than the close of business on February 2, 2023. Recommendations must also include certain other procedural requirements as specified in our Bylaws.
When filling a vacancy on the Board, the Nominating Committee will identify the desired skills and experience of a new director and will nominate individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Nominating Committee may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for the position. The candidates will then be evaluated based on the process outlined in our Corporate Governance Guidelines and the Nominating Committee charter, and the same process will be used for all candidates, including candidates recommended by stockholders.

PROPOSAL 1 - ELECTION OF DIRECTORS
Our Board recommends that the nominees below be elected as members of the Board at the Annual Meeting.

Name	Class	Age	Position	Director Since	Current Term Expires Fiscal Year	Expiration of Term For Which Nominated Fiscal Year

Lisa Harper	I	62	Director	July 2021	2022	2025
Stefan L. Kaluzny	I	55	Director	July 2021	2022	2025

Each nominee was recommended for re-election by the Nominating Committee for consideration by the Board and our stockholders. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

Director Nominees to Serve for a Three-Year Term Expiring at the Fiscal Year 2025 Annual Meeting.
Lisa Harper has served as a member of our board of directors since 2019. Since July 2021, Ms. Harper has served as Executive Chairperson of Belk, a privately-owned department store chain. In February 2021, under Ms. Harper’s leadership, Belk successfully completed its financial restructuring, finalizing an expedited pre-packaged, one-day reorganization, and emerged from Chapter 11 Bankruptcy. Ms. Harper previously served as CEO of each of Torrid Holding Corp. and its predecessor, Hot Topic, from March 2011 until June 2016. From February 2001 until her retirement in July 2006, Ms. Harper served in various capacities with The Gymboree Corporation, a publicly-traded corporation operating a chain of specialty retail stores for children and women. Ms. Harper’s roles at Gymboree included Chairman of the board of directors, from June 2002 to July 2006, Chief Creative Officer, from January 2006 to July 2006, Vice Chairman of the board of directors, from February 2001 to June 2002, and Chief Executive Officer, from February 2001 to January 2006. Ms. Harper has also held merchandising and design positions with several other clothing retailers, including Limited Too, Esprit, GapKids, Mervyn’s and Levi Strauss. Ms. Harper attended the University of North Carolina at Chapel Hill. In addition to her service on our board of directors, Ms. Harper currently serves as a member of the board of directors of each of Belk and Hot Topic.
As a result of these and other professional experiences, we believe Ms. Harper possesses particular knowledge and experience in multi-channel retail merchandising, finance, strategic planning and leadership of complex organizations, and board practices of other major corporations that strengthen the Board’s collective qualifications, skills and experience.

Stefan L. Kaluzny has served as a member of our board of directors since 2019. Mr. Kaluzny is co-founder and Managing Director of Sycamore Partners, a New York based private equity firm. Prior to founding Sycamore Partners, Mr. Kaluzny was a Managing Director of Golden Gate Capital. Mr. Kaluzny was with Golden Gate Capital since its inception in 2000 until January 2011. Prior to Golden Gate Capital, Mr. Kaluzny was co-founder and CEO of Delray Farms, a Hispanic specialty food company. Mr. Kaluzny has also held positions at consulting firms Bain & Company and LEK. Mr. Kaluzny has an M.B.A. from Harvard Business School (Baker Scholar), and a B.A. degree from Yale University. Mr. Kaluzny currently serves as a member of the Board of Trustees of Phillips Academy, a residential boarding school located in Andover, MA, and previously served on the Yale University Investment Committee. In addition to his service on our board of directors, Mr. Kaluzny currently serves and has served as member of the board of directors of many of Sycamore Partners’ portfolio companies.
As a result of these and other professional experiences, Mr. Kaluzny possesses particular knowledge and experience in retail merchandising, accounting, finance and capital structure, strategic planning and leadership of complex organizations, and board practices of other major corporations that strengthen the Board’s collective qualifications, skills and experience.

Continuing Directors
Class II Directors (terms expiring in fiscal year 2023)
Theophlius Killion has served as a member of our board of directors since June 2021. Since November 2016, Mr. Killion has been a managing partner of The Sierra Institute, a Dallas based human resources consortium. Mr. Killion also worked for The Zale Corporation from January 2008 until July 2014, serving as Chief Executive Officer from January 2010 until his retirement in 2014. Prior to Zale, Mr. Killion served in a variety of positions at a number of iconic retailers including Tommy Hilfiger, Limited Brands (now L Brands), The Home Shopping Network and Macy’s. Mr. Killion holds M. Ed. and B.A. degrees from Tufts University. In addition to his service on our board of directors, Mr. Killion currently serves as a member of the board of directors of Claire’s Stores, Inc., a privately-held global retailer of fashionable jewelry accessories, where he serves as a member of the Audit Committee and Chairman of the Compensation Committee. Mr. Killion previously served as a member of the board of directors of Tailored Brands, Inc., Libbey, Inc., Express, Inc. and The Zale Corporation when he was CEO. Mr. Killion is also a member of the National Association of Corporate Directors.
As a result of these and other professional experiences, we believe Mr. Killion possesses particular knowledge and experience in retail merchandising, finance, human capital management, executive compensation, DE&I, ESG, and board governance practices of other major corporations that strengthen the Board’s collective qualifications, skills and experience.
Elizabeth Muñoz has served as our Chief Executive Officer since August 2018 and a member of our board of directors since June 2021. Ms. Muñoz has served as Torrid’s President since January 2018, and previously as Torrid’s Senior Vice President of Product from June 2010 through January 2018. Ms. Muñoz served as the President of Lucky Brand from 2007 to January 2010 and Senior Vice President of Design and Merchandising Lucky Brand from 1997 to January 2007. From 1987 to 1997, Ms. Muñoz held various design related positions with Bongo Jeans, including Head of Design and Merchandising. Ms. Muñoz graduated from the Fashion Institute of Design & Merchandising. Additionally, from October 2020 through September 2021, Ms. Muñoz served as a member of the board of directors and the audit committee of Advantage Solutions Inc.

As a result of these and other professional experiences, we believe Ms. Muñoz possesses particular knowledge and experience in retail merchandising, human capital management, DE&I and ESG that strengthen the Board’s collective qualifications, skills and experience.
Class III Directors (terms expiring in fiscal year 2024)
Dary Kopelioff has served as a member of our board of directors since 2019. Mr. Kopelioff is a Managing Director of Sycamore Partners, a New York based private equity firm. Prior to Sycamore Partners, Mr. Kopelioff was an Associate at Golden Gate Capital and had been with the firm since 2007. Prior to Golden Gate Capital, Mr. Kopelioff was a consultant for McKinsey & Company. Mr. Kopelioff has an M.B.A. from Harvard Business School and a B.S. degree with distinction from Stanford University. In addition to his service on our board of directors, Mr. Kopelioff currently serves as a member of the board of directors of Hot Topic, LOFT / Ann Taylor, Lane Bryant and Talbots.
As a result of these and other professional experiences, we believe Mr. Kopelioff possesses particular knowledge and experience in retail merchandising, accounting, finance and capital structure, strategic planning, and leadership of complex organizations, and board practices of other major corporations that strengthen the Board’s collective qualifications, skills and experience.
Valeria Rico Nikolov has served as a member of our board of directors since September 2021. Ms. Nikolov is the founder and Chief Executive Officer of GGA Solutions, an outsourced customer and back-office solutions provider. Prior to GGA Solutions, Ms. Rico Nikolov served as the Chief Executive Officer of Confie Seguros, one of the largest personal lines insurance distributors in the United States, from November 2014 to November 2016. Ms. Rico Nikolov also served as Confie Seguros’ Chief Operating Officer from August 2013 to November 2014 and Chief Strategy Officer from August 2012 to August 2013. Prior to Confie Seguros, Ms. Rico Nikolov served as the Chief Executive Officer and President of Lexicon Marketing from 2004 to 2011. Ms. Rico Nikolov served on the board of directors of Herbalife Nutrition from March 2006 to March 2009. Ms. Rico Nikolov holds a degree in Law from the Complutense University of Madrid, Spain. In addition to her service on our board of directors, Ms. Rico Nikolov also serves as a member of the board of directors of Phoenix House California, which provides addiction and behavioral health services to individuals and families overcoming substance abuse, and as a member of the board of trustees of the Buckley School.
As a result of these and other professional experiences, we believe Ms. Rico Nikolov possesses particular knowledge and experience in marketing, finance, human capital management, strategic planning and leadership of complex organizations, and board practices of other major corporations that strengthen the Board’s collective qualifications, skills and experience.
Controlled Company; Independence Status
Our Charter provides that our board of directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Subject to the rights granted to the holders of any one or more series of preferred stock then outstanding, from and after the Trigger Event (as defined in the Charter) any additional directorships resulting from an increase in the number of directors may only be filled by the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). The term of office for each director will be until his or her successor is elected at our annual meeting or his or her death, resignation or removal, whichever is earliest to occur. Stockholders will elect directors each year at our annual meeting.
Our board of directors is divided into three classes, with each director serving a three-year term, and one class being elected at each year’s annual meeting of stockholders. Stefan L. Kaluzny and Lisa Harper serve as Class I directors with an initial term expiring at the first annual meeting of stockholders following the IPO, which is the 2022 annual meeting. Elizabeth Muñoz and Theophlius Killion serve as Class II directors with an initial term expiring at the 2023 annual meeting. Dary Kopelioff and Valeria Rico Nikolov serve as Class III directors with an initial term expiring at the 2024 annual meeting.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Our board of directors has affirmatively determined that Theophlius Killion and Valeria Rico Nikolov are each an “independent director,” as defined under the rules of the New York Stock Exchange (“NYSE”).
Affiliates of Sycamore Partners Management, L.P. (“Sycamore”) control a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” under the NYSE corporate governance standards. As a controlled company, exemptions under the standards free us from the obligation to comply with certain corporate governance requirements, including the requirements:
•that a majority of our board of directors consists of “independent directors,” as defined under the rules of the NYSE;
•that any corporate governance and nominating committee or compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•for an annual performance evaluation of the nominating and governance committees and compensation committee.
These exemptions do not modify the independence requirements for our Audit Committee, and we intend to comply with the requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules of the NYSE within the applicable time frame.
Pursuant to the Stockholders’ Agreement with the Sycamore Stockholder (a) when the Sycamore Stockholder beneficially owns at least 50% of our common stock, the Sycamore Stockholder will be entitled to designate for nomination a majority of the directors, (b) when the Sycamore Stockholder beneficially owns less than 50% of our common stock but owns at least 10% of our common stock, the Sycamore Stockholder will be entitled to designate for nomination a number of directors in proportion to its ownership of our common stock, rounded up to the nearest whole number and (c) when the Sycamore Stockholder owns less than 10% of our common stock but owns at least 5% of our common stock, the Sycamore Stockholder will be entitled to designate for nomination the greater of (i) a number of directors in proportion to its ownership of our common stock, rounded up to the nearest whole number, and (ii) one director. See “Certain Relationships and Related Party Transactions—Stockholders’ Agreement.”

Board Meetings and Committees
Our Board has an Audit Committee, a Nominating Committee, and a Compensation Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.
We became a public company upon the completion of our IPO in July 2021. For the year ended January 29, 2022, our Board held six meetings. Our Audit Committee, our Nominating Committee and our Compensation Committee were each formed in connection with the closing of the IPO. For the fiscal year 2021, the Audit Committee, the Nominating Committee and the Compensation Committee each held three meetings. Directors are expected to attend the annual meeting of stockholders and all or substantially all of the Board meetings and meetings of committees on which they serve. In fiscal year 2021, each director attended at least 75% of the meetings of the Board during such director’s tenure and the total number of meetings held by any of the committees of the Board on which the director served.
Each of our standing committees has a written charter which is available on our website at https://investors.torrid.com. Our website is not part of this notice and proxy statement.
The table below sets forth the composition of our Board committees as of April 11, 2022:

Board Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Lisa Harper			X
Stefan L. Kaluzny		X (Chair)	X
Theophlius Killion	X (Chair)	X
Dary Kopelioff	X	X	X (Chair)
Elizabeth Muñoz
Valeria Rico Nikolov	X

Audit Committee
Our Audit Committee consists of Theophlius Killion, Valeria Rico Nikolov and Dary Kopelioff, with Theophlius Killion serving as chairman. Rule 10A-3 of the Exchange Act and the NYSE rules require us to have one independent Audit Committee member upon the listing of our common stock on the NYSE, a majority of independent directors within 90 days of the date of the IPO prospectus, which was September 28, 2021, and all independent Audit Committee members within one year of the date of the IPO prospectus, which is June 30, 2022. Our Board has affirmatively determined that Theophlius Killion and Valeria Rico Nikolov meet the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 and the NYSE rules, and we intend to comply with the other independence requirements within the time periods specified. In addition, our Board has determined that Theophlius Killion will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board has adopted a written charter for the Audit Committee, which is available on our website at https://investors.torrid.com. The information contained in or connected to our website is not deemed to be part of this proxy statement.
The Audit Committee is responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2)

discussing with our independent registered public accounting firm their independence from management; (3) reviewing with our independent registered public accounting firm the scope and results of their audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (6) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements, including but not limited to, cybersecurity requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (8) reviewing and approving related person transactions.
Compensation Committee
Our Compensation Committee consists of Stefan L. Kaluzny, Theophlius Killion and Dary Kopelioff, with Stefan L. Kaluzny serving as chairman. The composition of our Compensation Committee meets the requirements for independence under current rules and regulations of the SEC and NYSE, including NYSE’s controlled company exemption. Our Board has adopted a written charter for the Compensation Committee, which is available on our website at https://investors.torrid.com. The information contained in or connected to our website is not deemed to be part of this proxy statement.
The Compensation Committee is responsible for, among other matters: (1) reviewing officer and executive compensation goals, objectives and plans; (2) reviewing and recommending to our board of directors, the compensation and benefits of our directors, Chief Executive Officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our officers and other key executives; and (4) appointing and overseeing any compensation consultants.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Dary Kopelioff, Lisa Harper and Stefan L. Kaluzny, with Dary Kopelioff serving as chairman. The composition of our Nominating and Corporate Governance Committee meets the requirements for independence under current rules and regulations of the SEC and NYSE, including NYSE’s controlled company exemption. Our Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our website at https://investors.torrid.com. The information contained in or connected to our website is not deemed to be part of this proxy statement.
The Nominating and Corporate Governance Committee is responsible for, among other matters: (1) identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board; (2) reviewing stockholder proposals and overseeing engagement with stockholders and proxy advisory firms; (3) reviewing the Board’s leadership structure and recommending changes to the Board as appropriate; (4) reviewing and proposing changes to the Company’s corporate governance policies; and (5) reviewing and proposing changes to the Company’s ESG policies and practices.
Board Leadership Structure
The following section describes our Board leadership structure, the reasons our Board considers that this structure is appropriate at this time, the roles of various positions, and related key governance practices. Our Board believes that the mix of experienced independent directors and directors affiliated with our Principal Stockholders that currently make up our Board and our Board committee composition benefit the Company and its stockholders.
Independence
Our Board has an effective mix of independent directors and non-independent directors. Our Board includes two representatives from our Principal Stockholders, including Mr. Kaluzny and Mr. Kopelioff, and two independent directors.
Self-Evaluation
Our Nominating Committee was established upon the completion of our IPO in July 2021. Going forward, our Nominating Committee will conduct an annual performance evaluation to determine whether the Board, its committees, and management are functioning effectively. We expect that this will include survey materials as well as individual conversations between each director and the Chair. The evaluation will focus on the Board’s and the committees’ contributions to the Company, with an enhanced focus on areas in which the Board or management believes that the Board could improve.
As part of the annual Board self-evaluation, the Board will evaluate whether the current leadership structure continues to be appropriate for the Company and its stockholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate.
Management Succession
The Nominating Committee reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation and evaluates the Chief Executive Officer’s performance in light of these goals and objectives. The Nominating Committee recommends to the Board the Chief Executive Officer’s compensation level or changes to such level based on the evaluation of the Chief Executive Officer’s performance and any other factors the Nominating Committee deems relevant.
Hedging Transactions
Pursuant to our Insider Trading Policy, we prohibit our employees, directors and officers from engaging in hedging transactions, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Additionally, directors, officers and other employees are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.
Risk Oversight
Our Board is responsible for overseeing our risk management process. The Board focuses on our general risk management strategy and the most significant risks facing Torrid, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

The Board has delegated to the Audit Committee oversight of our risk management process. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk. Our management is responsible for day-to-day risk management.
Our internal audit function serves as the primary monitoring and testing function for company-wide policies and procedures, and manages the day-to-day oversight of the risk management strategy for the ongoing business of Torrid. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.
Code of Ethics
We have adopted a code of business conduct and ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code is available on our website at https://investors.torrid.com . We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website. The information contained in or connected to our website is not deemed to be part of this proxy statement.
Compensation Committee Interlocks and Insider Participation
No interlocking relationships exist between the members of our Board or Compensation Committee and our Board or compensation committee of any other company.
Communications by Stockholders and Other Interested Parties with the Board
Stockholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, by sending regular mail to:
Torrid Holdings Inc.
18501 East San Jose Avenue
City of Industry, California 91748
Attention: Board of Directors
c/o General Counsel and Secretary
Phone: (626) 667-1002
Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. The Company will receive the communications and process them before forwarding them to the addressee. The Company may also refer communications to other departments within the Company. The Company generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding the Company.

EXECUTIVE OFFICERS
Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of the Company as of April 11, 2022:

Name	Age	Position
Elizabeth Muñoz	54	Chief Executive Officer
George Wehlitz	61	Chief Financial Officer
Michael Salmon	56	Chief Operating Officer
Anne Stephenson	52	Chief Merchandising and Product Officer
Kelly McGuire Diehl	55	Executive Vice President, People and Culture

See “Proposal 1—Election of Directors” for a biography of Ms. Muñoz.
George Wehlitz, Jr. has served as our Chief Financial Officer since January 2021 and is retiring at the end of the first quarter of fiscal year 2022. Mr. Wehlitz’s oversight of the Torrid finance operations extends back to January 2013, when he became Chief Financial Officer of our legacy parent company Hot Topic. Mr. Wehlitz also previously served as our Chief Financial Officer between October 2016 and January 2018. From January 2018 to January 2021, Mr. Wehlitz was Chief Financial Officer at Hot Topic. Mr. Wehlitz joined Hot Topic in April 2008 as Vice President, Finance. From November 2005 to January 2008, Mr. Wehlitz was Chief Financial Officer at Cycle Gear, Inc., a specialty retailer of motorcycle apparel and accessories. Mr. Wehlitz previously served Hot Topic as Vice President, Controller from February 2002 to August 2003, and then served as Vice President, Finance from August 2003 to November 2005. From August 2000 to February 2002, Mr. Wehlitz was Chief Financial Officer at The Popcorn Factory, a catalog company for gourmet popcorn gifts. From 1987 to 2000, Mr. Wehlitz held various financial-related positions, at the divisional and corporate level, including Corporate Controller, Treasurer and President of Bombay Canada, for The Bombay Company, Inc. Mr. Wehlitz holds a B.A. degree from Texas Christian University and is a Certified Public Accountant (inactive).
Michael Salmon has served as our Chief Operating Officer since December 2018. Mr. Salmon was previously Torrid’s Senior Vice President of Planning and Allocation since June 2018. Mr. Salmon served as Consultant with Elm Street Advisors from November 2017 to June 2018. Mr. Salmon served as Executive Vice President, Divisional Chief Operating Officer of the J. Crew and Factory Brand division of J. Crew Inc. from June 2015 to November 2017. Mr. Salmon held multiple roles within the Madewell division of J. Crew Inc. from July 2009 to June 2015 including SVP Planning, Allocation & Stores and then Divisional Chief Operating Officer from April 2014 to June 2015. From 2004 to 2009, Mr. Salmon held various merchandise planning and allocation roles with the Factory division of J. Crew Inc. Mr. Salmon served as the Director of Merchandise and Company Planning at The Children’s Place from November 2003 to October 2004. From 1994 to 2003, Mr. Salmon held various merchandise planning and allocation roles at Gap, Inc. Mr. Salmon attended Drexel University.
Anne Stephenson has served as our Chief Merchandising and Product Officer since August 2019. Ms. Stephenson served as the Senior Vice President, Brand Manager of Roaman’s/Ellos of Full Beauty Brands, Inc. from December 2017 to February 2019. Ms. Stephenson served in various roles with Victoria’s Secret from March 2001 to November 2017 including Vice President of Merchandising, Executive Vice President of Merchandising and Executive Vice President of Design. Ms. Stephenson served as a Senior Merchant at Saks Fifth Avenue from September 1994 to March 2001. Ms. Stephenson also held Store Manager roles with Armani Exchange and The Limited early in her career. Ms. Stephenson graduated from Columbia University, Barnard College.

Kelly McGuire Diehl has served as our Executive Vice President, People and Culture since September 2020. Ms. McGuire Diehl’s scope of responsibility includes Human Resources, Learning & Development, Diversity & Inclusion, Store Operations, and Customer Service. Ms. McGuire Diehl previously served as Sr. Vice President, Human Resources from February 2018. She was also Vice President, Human resources from May 2016 to January 2018. Between 2004 and 2016, Ms. McGuire Diehl served in a variety of Senior Human Resources roles at Hot Topic. Prior to Hot Topic, Ms. McGuire Diehl held Human Resources roles at Yan Can Restaurants (a venture of Yum Brands), Nestlé USA, and Taco Bell. Ms. McGuire Diehl holds a B.S. degree from Texas Christian University.

EXECUTIVE AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis
The purpose of this compensation discussion and analysis section is to provide information about the material elements of compensation that are paid to, awarded to, or earned by, our “named executive officers,” who consist of our principal executive officer, principal financial officer, and the three other most highly compensated executive officers. For fiscal year 2021, our named executive officers, were:
•Elizabeth Muñoz, Chief Executive Officer;
•George Wehlitz, Chief Financial Officer;(1)
•Michael Salmon, Chief Operating Officer;
•Anne Stephenson, Chief Merchandising and Product Officer; and
•Kelly McGuire Diehl, Executive Vice President, People and Culture.
(1)    On December 8, 2021, the Company announced that George Wehlitz will resign as Chief Financial Officer of the Company at the end of the first quarter of fiscal year 2022. Mr. Wehlitz will continue to serve in an advisory role after retiring from his current Chief Financial Officer position.
Company Highlights for Fiscal Year 2021
•Our net sales increased 31.4% compared to fiscal year 2020, and increased 23.3% compared to fiscal year 2019. Our comparable sales increased 30.5% compared to fiscal year 2020, and 21.3% compared to fiscal year 2019. Our comparable sales for any given period are defined as the sales of our e-Commerce operations and stores that we have included in our comparable sales base during that period (we include a store in our comparable sales base after it has been open for 15 full fiscal months).
•Our gross profit margin was 40.6%, which reflects an increase of 670 basis points from the same period in fiscal year 2020, and 240 basis points from fiscal year 2019.
•Our net loss was $29.9 million, or $0.27 per share, compared to net income of $24.5 million, or $0.22 per diluted share in fiscal year 2020, and net income of $41.8 million in fiscal year 2019. Net loss in fiscal year 2021 reflects the use of a 289.2% effective tax rate related to the $111.4 million one-time noncash charge associated with revaluing legacy incentive units as part of our IPO.

•Our Adjusted net income(1) was $121.2 million, or Adjusted earnings per share(1) of $1.10 per diluted share, an increase of 275% from Adjusted net income of $32.3 million, or Adjusted earnings per share of $0.29 per diluted share last year.
•Our Adjusted EBITDA(1) was $245.9 million, or 19.2% of net sales, compared to Adjusted EBITDA of $100.8 million, or 10.4% of net sales, in fiscal year 2020. This compares to $132.0 million, or 12.7% of net sales, in fiscal year 2019.
•We opened 22 stores and closed 6 stores during fiscal year 2021.
•Our active customers grew 20% to 3.8 million during fiscal year 2021, and our average spend per customer grew 9% during fiscal year 2021.

(1)	Adjusted net income, Adjusted earnings per share and Adjusted EBITDA are non-GAAP financial measures. See Appendix A of this proxy statement for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measures.

Stockholder Say-on-Pay and Say-on Frequency Vote
Our stockholders will have their first opportunity to cast an advisory vote to approve our named executive officers’ compensation at our annual meeting of stockholders in 2023 and to determine the frequency of these advisory votes. In the future, we intend to consider the outcome of the say-on-pay and say-on-frequency votes when making compensation decisions regarding our named executive officers.
Compensation Philosophy and Objectives
The objectives of our executive compensation program are to:
•Attract, motivate and retain talented and experienced executives in our industry;
•Reward executives whose knowledge, skills and performance are critical to our success;
•Align the interests of our executive officers with our stockholders by motivating executive officers to increase stockholder value;
•Foster a shared commitment among executives by aligning individual goals with the goals of the executive management team and our company, while also recognizing individual contributions to the success of our Company; and
•Compensate our executives in a manner that is fair but also ensures alignment between pay and performance to meet our long-range performance objectives.
To achieve these objectives, the Compensation Committee of our Board (the “Compensation Committee”) established the current compensation program, with the intention of aligning executives’ overall compensation to key strategic financial and operational goals.
Compensation decisions have historically resulted from individualized negotiations with candidates. During these negotiations, the Company has considered a variety of informal factors including, the objectives listed above, as well as our financial condition and available resources, our need for that particular position to be filled and internal equity. In addition, we informally considered the competitive market for corresponding positions within comparable geographic areas and companies of similar size and stage of development operating in our industry. As such, our Chief Executive Officer, in consultation with the Board, has historically made compensation decisions for our executive officers after a thorough discussion of the various factors and objectives outlined above.
Upon the consummation of the IPO, our Board, in consultation with our independent outside compensation consultant Exequity LLP (“Exequity”), benchmarked our executive compensation against a peer group of companies. This benchmarking analysis was reaffirmed at our Compensation Committee’s first quarter of fiscal year 2022 meeting. In the future, we anticipate that our Compensation Committee may make adjustments on executive compensation as a result of this benchmarking process, in addition to the factors traditionally reviewed including Company and individual performance. As we continue to gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve.
Compensation Committee Procedures
The Compensation Committee is responsible for discharging the Board’s obligations relating to the compensation of our named executive officers and members of the Board. The Compensation Committee is generally responsible for overseeing and evaluating the Company’s compensation strategy, benefits policies, and compensation plans, policies and practices applicable to our Chief Executive Officer and our other named executive officers. The Compensation Committee operates pursuant to a written charter, which is available at the Company’s website, https://investors.torrid.com.
The Compensation Committee will meet outside the presence of all of our executive officers, including our named executive officers, to consider appropriate compensation for our Chief Executive Officer. For all other named executive officers, the Compensation Committee will meet outside the presence of all executive officers except our Chief Executive Officer. Going forward, our Chief Executive Officer will review annually each of the other named executive officer’s performance with the Compensation Committee and recommend appropriate base salary, cash performance awards and grants of long-term equity incentive awards for all other executive officers. Based upon the recommendations of our Chief Executive Officer and in consideration of the objectives described above and the principles described below, the Compensation Committee will approve the annual compensation packages of our executive officers other than our Chief Executive Officer. The Compensation Committee will also annually analyze our Chief Executive Officer’s performance and determine her base salary, cash performance awards and grants of long-term equity incentive awards based on its assessment of her performance.
Compensation Committee Independent Consultant
In order to ensure that we continue to remunerate our executives appropriately, the Compensation Committee relies on advice and data provided by Exequity, which generally reviews policies, programs, and levels with respect to executive compensation and outside independent director compensation. Specifically, Exequity, our independent outside compensation consultant, provides comparative market data on compensation practices and programs based on an analysis of peer company practices and guidance on industry best practices. The Compensation Committee retains the right to modify or terminate its relationship with Exequity or select other outside advisors to assist the Compensation Committee in carrying out its responsibilities.

Risk Assessment
The Compensation Committee has reviewed the Company’s compensation programs and policies, in consultation with Exequity, and has determined that any risks arising from its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. The Company’s compensation programs and policies mitigate risk by providing executive pay that is predominantly incentive-based through cash incentive awards that are subject to forfeiture if threshold performance goals are not achieved and the use of stock options which only provide value to recipients if the stock price increases. The combination of performance measures for annual bonuses and the equity compensation program, as well as the multiyear vesting schedule for equity awards encourage employees to maintain both a short and a long-term view with respect to Company performance.
Elements of Compensation
Our current executive compensation program consists of the following components:
•base salary;
•annual cash incentive awards linked to our overall performance;
•periodic grants of long-term equity-based compensation, such as restricted stock units or stock options;
•other executive benefits and perquisites; and
•employment agreements and offer letters, certain of which contain specified termination benefits.
We combine these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our executive officers with those of our stockholders.
Pay Mix
We utilize the particular elements of compensation described above because we believe they align with our goal of paying for performance. Specifically, we believe these particular elements provide a well-proportioned mix of secure compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards. By following this approach, we provide the executive a measure of security in the minimum expected level of compensation, while motivating the executive to focus on business metrics that will produce a high level of short-term and long-term performance for the Company and long-term wealth creation for the executive, as well as reducing the risk of recruitment of top executive talent by competitors. The mix of metrics used for our annual performance bonus and long-term incentive program likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance.
The following describes the relative mix of target compensation elements for our named executive officers for fiscal year 2021. The long-term equity-based compensation for fiscal year 2021 generally consisted of grants of time-based restricted stock or a combination of time-based restricted stock units and non-qualified stock options, and represents a majority of the compensation we pay to our named executive officers. We weigh compensation more heavily to long-term incentives because we believe that it contributes to a greater degree to the delivery of top performance and the retention of employees than does cash in the form of base salary and/or annual bonuses.

	% Base Salary	% Annual Bonus (at Target)	% Long-Term Incentive	Total
CEO	20%	25%	55%	100%
Other NEOs	29%	19%	52%	100%

Base Salary
Base salary represents the fixed portion of the compensation for our named executive officers and is an important element of compensation intended to attract and retain highly talented individuals. The base salary established for each of our executive officers is intended to reflect each individual’s responsibilities, experience, prior performance and other discretionary factors deemed relevant by our Chief Executive Officer and the Board. Our Chief Executive Officer, in consultation with the Board, determines market level compensation for base salaries based on our executives’ experience in the industry with reference to the base salaries of similarly situated executives in other companies of similar size within our industry. This determination has been traditionally informal and based primarily on the general knowledge of our Chief Executive Officer and the Board of the compensation practices within our industry.
Base salaries are reviewed during the first half of the fiscal year by our Chief Executive Officer and the Board, and may be adjusted from time to time based on the results of this review. In past years, our Chief Executive Officer and the Board reviewed the performance of all executive officers, and based on this review and any relevant informal competitive market data made available to them during the past year, set the executive compensation package for each executive officer for the coming year.
Upon the consummation of the IPO, the Board, in consultation with Exequity, reviewed our named executive officer’s base salary in relation to a peer group of companies (which includes Abercrombie & Fitch Co., American Eagle Outfitters, Inc., Aritzia Inc., Boot Barn Holdings, Inc., The Buckle, Inc., Carter’s Inc., Chico’s FAS, Inc., The Children’s Place, Inc., Citi Trends, Inc. Columbia Sportswear Company, Designer Brands Inc., Express, Inc., Guess?, Inc., Lands’ End, Inc., Oxford Industries, Inc., Revolve Group, Inc., Steve Madden, Ltd., Stitch Fix, Inc., and Zumiez Inc.), to determine if any adjustments were warranted, and subsequently determined that no changes were necessary. The Compensation Committee reviewed our named executive officer’s base salary again during the first quarter of fiscal year 2022 and reaffirmed that no changes were necessary.
Annual Bonus
Our named executive officers are eligible to participate in our annual cash incentive plan (the “Annual Incentive Plan”) which provides them an opportunity to earn an annual cash incentive award based on the attainment of certain pre-determined Adjusted EBITDA(1) goals, as adjusted for certain non-recurring events and expenses. Payments made to participants in our Annual Incentive Plan, including our named executive officers, are made in the first quarter of the fiscal year following the conclusion of the fiscal year performance period. The Adjusted EBITDA goals are established by the Board prior to, or shortly after, the start of the applicable fiscal year in conjunction with approval of our fiscal year budget and range from a minimum (or threshold) level to a maximum level, with a target level in between. Under the Annual Incentive Plan, for fiscal year 2021, each named executive officer had a targeted incentive award potential expressed as a percentage of his or her annual base salary as set forth in the table below, with a threshold incentive award potential equal to 40% of such named executive officer’s target incentive award and a maximum incentive award potential equal to 200% of such named executive officer’s target annual incentive. If threshold performance goals are not met, a named executive officer is not entitled to receive an annual bonus under the Annual Incentive Plan. Notwithstanding such targets, the Board has discretion to increase or reduce the size of any award if it believes the interests of our stockholders would be better served by doing so.

(1)	Adjusted EBITDA is a non-GAAP financial measure. See Appendix A of this proxy statement for additional information on non-GAAP financial measures.

Name	Target Bonus %
Elizabeth Muñoz	125%
George Wehlitz,	75%
Michael Salmon	65%
Anne Stephenson	65%
Kelly McGuire Diehl	65%

We established a target Adjusted EBITDA(1) goal of approximately $157.2 million for fiscal year 2021, for purposes of the Annual Incentive Plan. After adjustment for certain non-recurring events and expenses in accordance with the terms of the Annual Incentive Plan, our Adjusted EBITDA for fiscal year 2021 resulted in a payout equal to 200% of each named executive officer’s target annual incentive award under the Annual Incentive Plan.

(1)	Adjusted EBITDA is a non-GAAP financial measure. See Appendix A of this proxy statement for additional information on non-GAAP financial measures.

Long-Term Equity-Based Compensation
Effective as of the consummation of the IPO, the Board adopted the Torrid Holdings Inc. 2021 Long-Term Incentive Plan (the “LTIP”) for employees, consultants and directors, including our named executive officers. The LTIP provides for the grant of options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents, other stock-based awards, cash awards and substitute awards intended to align the interests of our service providers with those of our stockholders.
Our Chief Executive Officer and the Board believe that equity-based compensation is an important component of our executive compensation program and that providing a significant portion of our executive officers’ total compensation package in equity-based compensation aligns the incentives of our executives with the interests of our stockholders and with our long-term corporate success. Additionally, our Chief Executive Officer and the Board believe that equity-based compensation awards enable us to attract, motivate, retain and adequately compensate executive talent. To that end, we have awarded equity-based compensation in the form of time-based restricted stock units and non-qualified stock options. Our Chief Executive Officer and the Board believe equity awards provide executives with a significant long-term interest in our success by rewarding the creation of stockholder value over time.

Upon consummation of the IPO, the Board, in consultation with Exequity, granted our named executive officers equity incentive awards under the LTIP in the form of time-based restricted stock or a combination of time-based restricted stock units and non-qualified stock options. These grants generally vest over the course of four years with 25% of the shares vesting on the first anniversary of the applicable grant date and the remainder of the shares vesting annually in equal installments over the next three years, to encourage executive longevity and to compensate our executive officers for their contribution to our success over a period of time. Historically, our Board made all equity-based compensation decisions with respect to our executive officers, and we anticipate that our Compensation Committee will, subject to approval by the Board as deemed necessary by the Compensation Committee, determine the size, terms and conditions of equity grants to our executive officers in accordance with the terms of the LTIP and will approve them on an individual basis.
2021 Employee Stock Purchase Plan
Effective as of the consummation of the IPO, the Board adopted an employee stock purchase plan intended to qualify under Section 423 of the Code, in order to provide all of our eligible employees, including our named executive officers, with a further incentive towards ensuring our success and accomplishing our corporate goals.
Other Executive Benefits and Perquisites
We provide the following benefits to our executive officers on the same basis as other eligible employees (except for the supplemental health care insurance plan noted below, which is only offered to our executive officers):
•health insurance and supplemental health care insurance plans;
•flexible time off (vacation or sick days) and a personal holiday;
•life insurance and supplemental life insurance;
•short-term and long-term disability;
•a 401(k) plan, with employer contributions of 50% of the first 4% of participants’ eligible contributions; and
•a non-qualified deferred compensation plan, with employer contributions of 50% of the first 4% of participants’ eligible contributions.
We believe these benefits are generally consistent with those offered by other companies and specifically with those companies with which we compete for talent.
Agreements with Named Executive Officers
We believe that a strong, experienced management team is essential to the best interests of the Company and our stockholders. We have entered into employment agreements and/or offer letters with certain of our named executive officers. In addition, we have entered into a proprietary information and inventions agreement with each of our named executive officers that provides for a covenant not to solicit employees during employment and for a period of two years following termination of employment for any reason, a covenant not to compete with the Company during employment, perpetual non-disclosure of confidential information covenant, and an assignment of intellectual property covenant. For a description of the terms of the employment agreements and/or offer letters with certain of our named executive officers, please see the section below entitled “Executive Compensation — Narrative to Summary Compensation Table.” For a more complete description of our obligations under the employment agreements and/or offer letters in the event of a termination of employment or change in control, please see the section below entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control.”
Section 280G of the Internal Revenue Code
In approving compensation arrangements for our named executive officers, the Board and Compensation Committee considers all elements of the cost to us of providing such compensation, including the potential impact of Section 280G of the Code. However, the Board may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility of Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent. However, we do not provide for excise tax gross-ups to our executive officers and do not expect to do so in the future.
Section 162(m) Compliance
Section 162(m) of the Internal Revenue Code limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. The Compensation Committee will consider the impact of Section 162(m) when making compensation decisions.
Section 409A Considerations
Another section of the Code, Section 409A, affects the manner by which deferred compensation opportunities are offered to our employees because Section 409A requires, among other things, that “non-qualified deferred compensation” be structured in a manner that limits employees’ abilities to accelerate or further defer certain kinds of deferred compensation. We intend to operate our existing compensation arrangements that are covered by Section 409A in accordance with the applicable rules thereunder, and we will continue to review and amend our compensation arrangements where necessary to comply with Section 409A.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table summarizes the total compensation paid to or earned by each of our named executive officers in fiscal years 2020 and 2021.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Elizabeth Muñoz	2021	900,019	2,896,086	---	30,357,370	252,587	20,681	34,426,743
Chief Executive Officer	2020	908,654	---	---	1,125,000	271,892	27,096	2,332,642

George Wehlitz	2021	524,968	815,631	42,614	23,560,519	---	11,362	24,955,094
Chief Financial Officer			---

Michael Salmon	2021	550,013	1,010,741	---	3,347,476	---	21,641	4,929,871
Chief Operating Officer	2020	549,999	---	---	357,500	---	16,241	923,740

Anne Stephenson	2021	600,014	1,024,048	---	2,702,307	---	17,518	4,343,887
Chief Merchandising and Product Officer	2020	599,999	---	---	390,000	---	15,332	1,005,331

Kelly McGuire Diehl	2021	450,015	276,224	38,959	2,857,540	56,473	20,745	3,699,956
Executive Vice President, People and Culture			---

(1)	Amounts in this column represent the aggregate grant date fair value of awards of stock granted to certain of our named executive officers in the applicable fiscal year, computed in accordance with FASB ASC Topic 718.
(2)	Amounts in this column represent the aggregate grant date fair value of awards of options granted to certain of our named executive officers in the applicable fiscal year, computed in accordance with FASB ASC Topic 718.

(3)
Amounts in this column represent (x) annual cash incentive bonuses earned by our named executive officers in the applicable fiscal year, which were paid in March of the following fiscal year, and (y) the amount of the accounting expense incurred in fiscal year 2021 with respect to each of our named executive officers’ vested incentive units, which were settled in fully-vested shares of the Company in connection with the IPO. The fiscal year 2021 amounts in this column for each of our named executive officers consist of the following: (i) for Ms. Muñoz, $28,107,370 in fully-vested common shares and $2,250,000 as an annual bonus, (ii) for Mr. Wehlitz, $22,773,019 in fully-vested common shares and $787,500 as an annual bonus, (iii) for Mr. Salmon, $2,632,476 in fully-vested common shares and $715,000 as an annual bonus, (iv) for Ms. Stephenson, $1,922,307 in fully-vested common shares and $780,000 as an annual bonus, and (v) for Ms. McGuire Diehl, $2,272,540 in fully-vested common shares and $585,000 as an annual bonus.

(4)	Amounts in this column consist of:

Name	Supplemental Healthcare Insurance Plan Premiums	Supplemental disability income insurance premiums	Matching contributions to 401k Plan	Matching contributions pursuant to non-qualified deferred compensation plan	Total all other compensation
Elizabeth Muñoz	$13,366	$3,000	$—	$4,315	$20,681
George Wehlitz	$9,000	$2,362	$—	$—	$11,362
Michael Salmon	$13,366	$2,475	$5,800	$—	$21,641
Anne Stephenson	$9,118	$2,700	$5,700	$—	$17,518
Kelly McGuire Diehl	$13,366	$2,025	$346	$5,008	$20,745

2021 Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards for the year ended January 29, 2022 with respect to our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	or Units (#) (2)	Options (#) (3)	Awards ($/Sh)	Awards ($)
Elizabeth Muñoz		450,000	1,125,000	2,250,000	---	---	---
	7/6/2021	---	---	---	312,083	---	---	8,426,241

George Wehlitz,		157,500	393,750	787,500	---	---	---
	6/30/2021	---	---	---	---	47,619	21.00	535,714
	7/6/2021	---	---	---	71,430	---	---	1,928,610

Michael Salmon		143,000	357,500	715,000	---	---	---
	7/6/2021	---	---	---	176,479	---	---	4,764,933

Anne Stephenson		156,000	390,000	780,000	---	---	---
	7/6/2021	---	---	---	216,589	---	---	5,847,903

Kelly McGuire Diehl		117,000	292,500	585,000	---	---	---
	6/30/2021	---	---	---	---	23,810	21.00	267,148
	7/6/2021	---	---	---	26,191	---	---	707,157

(1)
Represents annual cash incentive awards earned by our named executive officers in fiscal year 2021 under the Annual Incentive Plan, as further described in the “Compensation Discussion and Analysis—Annual Bonus” section above.

(2)	Represents awards of restricted stock and/or time-based restricted stock units granted to certain of our named executive officers in fiscal year 2021, as further described in the “Outstanding Equity Awards at 2021 Fiscal Year End” table below.
(3)	Represents awards of stock options granted to certain of our named executive officers in fiscal year 2021, as further described in the “Outstanding Equity Awards at 2021 Fiscal Year End” table below.

Employment Agreements and Offer Letters
Elizabeth Muñoz Employment Agreement
On December 13, 2019, we entered into an employment agreement with Elizabeth Muñoz governing her services as our Chief Executive Officer. Ms. Muñoz’s employment agreement provides for base salary, eligibility to receive an annual bonus, eligibility to receive long-term incentive compensation and participation in the Company’s standard benefit plans. Ms. Muñoz’s employment agreement has no fixed term.
Ms. Muñoz’s employment agreement contemplates that, in connection with the consummation of the IPO, she was entitled to receive a one-time grant of restricted stock units or restricted share awards in an amount equal to $1.5 million divided by the IPO price per share of our common stock (the “IPO Award”). 50% of the IPO Award fully vested on date of grant, and the remaining 50% vests in equal installments on the first, second and third anniversaries of the date of the IPO. Ms. Muñoz must remain employed by us through each vesting date in order to vest in the applicable portion of her IPO Award. The IPO Award is further described in the “Outstanding Equity Awards at 2021 Fiscal Year End” table. Following the IPO, Ms. Muñoz is eligible to receive an annual incentive equity award grant in a form and at a time determined by our Compensation Committee on terms no less favorable to our other members of the senior management team, and subject to vesting and other terms of the LTIP.
The terms of Ms. Muñoz’s employment agreement provide for a covenant not to compete with us or to solicit our employees and customers during employment and for a period of twelve months following her termination of employment for any reason, a perpetual non-disclosure of confidential information covenant, and a perpetual mutual non-disparagement covenant.
Ms. Muñoz’s employment agreement includes a Code Section 280G “best-net cutback” provision. Such provision provides that in the event any payments or benefit provided under her employment agreement or any other arrangement with us or our affiliates constitute “parachute payments” within the meaning of Section 280G of the Code, then such payments and/or benefits will either be (i) provided to Ms. Muñoz in full or (ii) be reduced to the extent necessary to avoid the excise tax imposed by Section 4999 of the Code, whichever results in Ms. Muñoz receiving a greater amount on an after-tax basis.
Ms. Muñoz’s employment agreement also provides for certain severance payments and benefits in the event of specified termination events, as described below in the section captioned “Potential Payments upon Termination or a Change in Control”.
George Wehlitz Offer Letter
On December 28, 2020, we entered into an offer letter with George Wehlitz in connection with his hiring as our Chief Financial Officer. Mr. Wehlitz’s offer letter provides for a base a salary, eligibility to receive an annual bonus, eligibility to receive long term incentive compensation and participation in the Company’s standard benefit plans. Mr. Wehlitz’s offer letter has no fixed term.
The terms of Mr. Wehlitz’s offer letter provide for a covenant not to solicit employees during employment and for a period of two years following his termination of employment for any reason, a covenant not to compete with the Company during employment, and a perpetual non-disclosure of confidential information covenant.
Mr. Wehlitz’s offer letter provides for “at-will” employment, and upon a termination of Mr. Wehlitz’s employment for any reason, Mr. Wehlitz would not be entitled to any additional severance pay or benefits other than as required by applicable law.
Michael Salmon Offer Letter
On May 14, 2018, we entered into an offer letter with Michael Salmon in connection with his hiring as our Senior Vice President of Planning and Allocation, which continues to govern his services as our Chief Operating Officer. Mr. Salmon’s offer letter provides for a base salary, eligibility to receive an annual bonus, eligibility to receive long term incentive compensation and participation in the Company’s standard benefit plans. Mr. Salmon also received a $50,000 signing bonus, which was paid on the first pay period following his employment start date, as well as reimbursement for expenses incurred by Mr. Salmon in connection with the relocation of his principal residence to California. Mr. Salmon’s offer letter has no fixed term.
The terms of Mr. Salmon’s offer letter provide for a covenant not to solicit employees during employment for a period of two years following his termination of employment for any reason, a covenant not to compete with the Company during employment, and a perpetual non-disclosure of confidential information covenant.
Mr. Salmon’s offer letter also provides for certain severance benefits in the event of specified termination events, as described below in the section captioned “Potential Payments upon Termination or a Change in Control”.
Anne Stephenson Offer Letter
On August 9, 2019, we entered into an offer letter with Anne Stephenson in connection with her hiring as our Chief Merchandising and Product Officer. Ms. Stephenson’s offer letter provides for a base salary, eligibility to receive an annual bonus, eligibility to receive long term incentive compensation and participation in the Company’s standard benefit plans. Ms. Stephenson also received a $315,000 signing bonus, which was paid on the first pay period following her employment start date. Ms. Stephenson’s offer letter has no fixed term.
The terms of Ms. Stephenson’s offer letter provide for a covenant not to solicit employees during employment and for a period of two years following her termination of employment for any reason, a covenant not to compete with the Company during employment, and a perpetual non-disclosure of confidential information covenant.
Ms. Stephenson’s offer letter provides for “at-will” employment, and upon a termination of Ms. Stephenson’s employment for any reason, Ms. Stephenson would not be entitled to any additional severance pay or benefits other than as required by applicable law.

Outstanding Equity Awards at Fiscal Year 2021 End
The following table sets forth certain information with respect to outstanding equity awards of our named executive officers as of January 29, 2022 with respect to the named executive officer. The market value of the shares in the following table is the fair value of such shares as of January 29, 2022.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Elizabeth Muñoz
	July 6, 2021(1)	---	---	---	---	222,891	1,965,898
George Wehlitz
	June 30, 2021(2)	---	47,619	$21.00	June 30, 2031	---	---
	July 6, 2021(3)	---	---	---	---	47,620	420,008
Michael Salmon
	July 6, 2021(1)	---	---	---	---	144,391	1,273,529
Anne Stephenson
	July 6, 2021(1)	---	---	---	---	184,501	1,627,299
Kelly McGuire Diehl
	June 30, 2021(4)	---	23,810	$21.00	June 30, 2031	---	---
	July 6, 2021(5)	---	---	---	---	19,048	168,003

(1)	In connection with the consummation of the IPO, the unvested portion of any previously granted awards of incentive units made to our named executive officers and other executives were converted into awards of restricted stock under the LTIP. Such restricted stock awards vest in substantially equal quarterly installments, subject to continued service on each applicable vesting date, as follows: (i) for Ms. Muñoz, (x) for 240,655 shares of restricted stock, the first vesting date is on August 29, 2021 and the last vesting date is on August 29, 2023, and (y) for 71,428 shares of restricted stock, 50% vested on July 6, 2021, and the remaining 50% vests in equal installments on the first, second and third anniversaries of July 6, 2021; (ii) for Mr. Salmon, (x) for 112,305 shares of restricted stock, the first vesting date is on September 23, 2021 and the last vesting date is on December 23, 2024, and (y) for 64,174 shares of restricted stock, the first vesting date is on September 4, 2021 and the last vesting date is on June 4, 2023; and (iii) for Ms. Stephenson, (x) for 112,306 shares of restricted stock, the first vesting date is on September 23, 2021 and the last vesting date is on December 23, 2024, and (y) for 104,283 shares of restricted stock, the first vesting date is on August 19, 2021 and the last vesting date is on August 19, 2024.
(2)	Represents an award of non-qualified stock options granted to Mr. Wehlitz under the LTIP. Such options will start vesting on April 30, 2022 and will vest 25% on the first four anniversaries of April 30, 2022, subject to continued service on each applicable vesting date.
(3)	Represents an award of time-based restricted stock units granted to Mr. Wehlitz under the LTIP. Such restricted stock units will vest as follows, subject to continued service on each applicable vesting date: (i) for 47,620 restricted stock units, 50% vested on July 6, 2021, and the remaining 50% will vest in equal installments on the first, second and third anniversaries of July 6, 2021, and (ii) for 23,810 restricted stock units, which will vest annually in four equal installments beginning on April 30, 2022.
(4)
Represents an award of non-qualified stock options granted to Ms. McGuire Diehl under the LTIP. Such options vest 25% on each of the first four anniversaries of June 30, 2021, subject to continued service on each applicable vesting date.

(5)
Represents an award of time-based restricted stock units granted to Ms. McGuire Diehl under the LTIP. Such restricted stock units will vest as follows, subject to continued service on each applicable vesting date: (i) for 14,286 restricted stock units, 50% vested on July 6, 2021, and the remaining 50% will vest in equal installments on the first, second and third anniversaries of July 6, 2021, and (ii) for 11,905 restricted stock units, 25% vests on each of the first four anniversaries of July 6, 2021.

Options Exercised and Stock Vested in the 2021 Fiscal Year
The following table sets forth certain information with respect to the vesting or exercise of stock options and stock awards during the fiscal year ended January 29, 2022 with respect to our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Elizabeth Muñoz	---	---	89,192	2,078,225
George Wehlitz,	---	---	23,810	642,870
Michael Salmon	---	---	32,088	523,355
Anne Stephenson	---	---	32,088	618,737
Kelly McGuire Diehl	---	---	7,143	192,861
Nonqualified Deferred Compensation
Our named executive officers are eligible to participate in our non-qualified deferred compensation plan. The plan allows participating executives to defer base salary and annual incentive income. During fiscal year 2021, to the extent a participant was ineligible to receive such contribution from participation in our 401(k) plan, we contributed 50% of the first 4% of each participant’s eligible contributions into his or her deferred compensation plan account, including the accounts held by our named executive officers. The plan also permits us to grant discretionary contributions.
Plan participants are always vested in their deferred salary and annual incentive amounts, and any matching contributions fully vest after three years of service. Distributions of deferred amounts are made either in installments or in a lump sum according to the election made by a participant at the time of the deferral. Earnings on the account of each participant are credited to such participant based on the performance of investment vehicles chosen by the participant from a selection offered to all plan participants and which are comprised of investment vehicles generally available to the public. Participants may elect to change the investment vehicles applicable to their accounts at any time.

Name	Executive Contributions in FY2021 ($)	Registrant Contributions in FY2021 ($)(1)	Aggregate Earnings in FY2021 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at end of FY2021 ($)
Elizabeth Muñoz	124,615	4,315	252,587	---	1,273,866
Kelly McGuire Diehl	41,538	5,008	56,473	---	819,934

(1)	The amounts in this column are included in the All Other Compensation column of the “Summary Compensation Table” above.

Potential Payments upon Termination or a Change in Control
Other than pursuant to Ms. Muñoz’s employment agreement and Mr. Salmon’s offer letter, each as described below, none of our NEOs have received or have a right to receive severance or other benefits upon a termination of employment, a change in control or a termination of employment following a change in control.
Employment Agreements and Offer Letters
In the event Ms. Muñoz’s employment is terminated by us without “cause” or by Ms. Muñoz for “good reason”, she is entitled to receive severance equal to (i) twelve months of her then-current base salary, payable in accordance with our normal payroll procedures during the twelve-month period following termination of employment, and (ii) a pro-rata portion of her annual target bonus through the date of her termination of employment based on actual Company performance, payable when annual bonuses are paid to other senior executives of the Company. This severance is contingent upon Ms. Muñoz’s timely execution and non-revocation of a general release of claims. We will also continue to pay the employer portion of the premiums associated with continued coverage under our health and welfare plans for Ms. Muñoz under COBRA until the earlier of (a) twelve months following her termination date, (b) expiration of her eligibility for continuation coverage under COBRA, or (c) the date on which she becomes eligible for group health insurance coverage in connection with new employment. In the event Ms. Muñoz’s employment is terminated due to death or disability, she (or her estate) is entitled to severance equal to a pro-rata portion of her annual target bonus through the date of her termination of employment.
If Ms. Muñoz’s employment is terminated by us for any reason other than for cause or by Ms. Muñoz for good reason during the two year period immediately following a change of control that occurs following an IPO, subject to her execution and non-revocation of a release of claims, all of her unvested equity-based awards will vest in full on the 60th day following her termination of employment.
For purposes of Ms. Muñoz’s employment agreement, “cause” generally means (i) conviction of a felony (or entry of a plea of guilty or nolo contendre with respect to a felony), (ii) fraudulent conduct, (iii) willful refusal to materially perform her duties (except during periods when she is unable to perform such duties as a result of her illness (either physical or mental) or other incapacity or excused absence or vacation) consistent with her position and title as reasonably directed by the Board, (iv) willful misconduct which has a material adverse effect on us or our reputation or our subsidiaries, or (v) a material breach by Ms. Muñoz of her obligations as set forth in the employment agreement.
For purposes of Ms. Muñoz’s employment agreement “good reason” generally means Ms. Muñoz resigns from her employment with the Company as a result of one or more of the following events: (i) any material adverse change in her authority, responsibilities or duties such that Ms. Muñoz no longer has the title of, or serve or function as, our Chief Executive Officer (except due to illness (either physical or mental) or other incapacity or excused absence or vacation), (ii) a material breach by us of Ms. Muñoz’s employment agreement (including, without limitation, any reduction in her base salary or annual incentive opportunity), or (iii) relocation of Ms. Muñoz’s principal business location to an area outside of the Los Angeles, California metropolitan area.
If Mr. Salmon’s employment is terminated by us without “cause”, he is entitled to receive severance equal to nine months of his then-current base salary, payable in accordance with our normal payroll procedures during the nine-month period following termination of employment. Receipt of the severance payments are subject to Mr. Salmon executing (and not revoking) a general release of claims. We will also continue to pay the employer portion of the premiums associated with continued coverage under our health and welfare plans for Mr. Salmon and his qualified beneficiaries under COBRA until the earlier of (i) the last day Mr. Salmon receives severance, and (ii) the expiration of his eligibility for continued coverage under COBRA as provided by applicable law.
For purposes of Mr. Salmon’s offer letter, “cause” generally means (i) willful misconduct by Mr. Salmon, including but not limited to, dishonesty which materially and adversely reflects upon his ability to perform his duties to the Company, (ii) Mr. Salmon’s conviction of, or the entry of a pleading of guilty or nolo contendre by Mr. Salmon to, any crime involving moral turpitude or any felony, (iii) fraud, embezzlement or theft against the Company, (iv) a material breach by Mr. Salmon of any material provision of any employment contract, assignment of inventions, confidentiality and/or nondisclosure agreement between Mr. Salmon and us, or (v) Mr. Salmon’s failure to attend to his duties as assigned by our Chief Executive Officer, after written notice to Mr. Salmon and no less than a 90-day period to cure such failure (provided that such failure to perform is subject to cure with the passage of time).
The following table sets forth the estimated current value of payments and benefits to certain of our named executive officers upon specified termination events, assuming that the triggering events occurred on January 29, 2022.

Name and Trigger	Cash Severance Benefits ($)	Prorated Target Annual Bonus ($)	COBRA ($)	Value of Accelerated Equity Awards ($)	Total ($)
Elizabeth Muñoz
Termination without Cause or Resignation for Good Reason	900,000	1,125,000	20,977	---	2,045,977
Termination without Cause or Resignation for Good Reason within Two Years Following a Change of Control that Follows an IPO	900,000	1,125,000	20,977	1,965,899	4,011,876
Death or Disability	---	1,125,000	---	---	1,125,000
Michael Salmon
Termination without Cause	412,510	---	15,733	---	428,243

Director Compensation
The Board has adopted a compensation program for our independent, non-employee directors, or the “Independent Director Compensation Program.” The Independent Director Compensation Program became effective as of June 30, 2021. Pursuant to the Independent Director Compensation Program, each non-employee member of the Board who is independent will receive the following cash compensation for Board services, as applicable:
•$100,000 per year for service as a Board member; and
•$15,000 per year for service as a chairperson for each committee, including Audit, Compensation, and Nominating and Corporate Governance Committee.
In addition, pursuant to the Independent Director Compensation Program, our independent, non-employee directors will generally receive an annual grant of restricted stock units under the LTIP, with a grant date fair value equal to $125,000, each of which vests on the one-year anniversary of the grant date, subject to the director’s continued service on the Board through such vesting date.

Any of our directors who are appointed and employed by Sycamore do not receive any compensation from us for their Board services. Any of our non-employees who are not independent receive the cash compensation provided for in the Independent Director Compensation Program, but do not receive any equity-based compensation.
Our independent, non-employee directors and any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with the performance of their duties as our directors.

Name	Fees Earned or Paid in Case ($)	Stock Awards ($)(1)	Total ($)
Lisa Harper	100,000	---	100,000
Lawrence Molloy(2)	99,000	---	99,000
Valeria Rico Nikolov(3)	35,278	160,704	195,982
Theophlius Killion(4)	77,032	82,792	159,824

(1)	Amounts in this column represent the aggregate grant date fair value of awards of stock granted to certain of our non-employee directors during fiscal year 2021, computed in accordance with FASB ASC Topic 718. On July 6, 2021, Mr. Killion was granted 5,952 restricted stock units, which will vest on July 6, 2022, subject to continued service on the Board through such vesting date. On October 18, 2021, Ms. Nikolov was granted 5,952 restricted stock units, which will vest on September 24, 2022, subject to continued service on the Board through such vesting date.
(2)	Mr. Molloy ceased to be a director on the Board effective April 30, 2021.
(3)	Ms. Nikolov was appointed a director on the Board effective September 24, 2021.
(4)	Mr. Killion was appointed a director on the Board effective June 22, 2021.
Limitations of Liability and Indemnification Matters
We have adopted provisions in our amended and restated certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:
•any breach of their duty of loyalty to the corporation or its stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which the director derived an improper personal benefit.
This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our amended and restated bylaws would permit indemnification.
We have entered into separate indemnification agreements with our directors, in addition to indemnification provided for in our charter documents. These agreements, among other things, provide for indemnification of our directors for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We have adopted a written policy with respect to related party transactions. Under our related person transaction policy, a “Related Person Transaction” is any transaction, arrangement or relationship between us or any of our subsidiaries and a Related Person. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest in such entity.
Pursuant to our Related Person Transaction policy, any Related Person Transaction must generally be approved by our Audit Committee. In approving any Related Person Transaction, our Audit Committee shall review all relevant information available to it about the Related Person Transaction. The Audit Committee may approve the Related Person Transaction only if the Audit Committee determines in good faith that, under all of the circumstances, the transaction is in the best interests of the Company and its stockholders.
Transition Services Agreement, Services Agreements and Other Transactions with Hot Topic
On May 1, 2015, Hot Topic entered into a Contribution Agreement pursuant to which Hot Topic contributed all of the existing assets and liabilities related to its former Torrid business to a newly-formed, separate and wholly-owned subsidiary of Hot Topic, Torrid LLC, and immediately thereafter, on May 1, 2015 until its termination on June 2, 2017, we had a transition services agreement (“Transition Services Agreement”) with Hot Topic under which Hot Topic provided us with certain services to help ensure an orderly transition for us following the Separation. Under the Transition Services Agreement, Hot Topic provided us (or caused applicable third parties to provide) certain back office and general and administrative services, including information technology, logistics management and other specified services to ensure our stand-alone functionality. From June 2, 2017 until its termination on March 21, 2019, we had a services agreement (“Third Party Services Agreement”) with Hot Topic, pursuant to which Hot Topic provided us (or caused applicable third parties to provide) certain services, including information technology, distribution and logistics management, real estate leasing and construction management and other services as may have been specified. On March 21, 2019, we entered into an amended and restated services agreement (“Amended and Restated Services Agreement”) with Hot Topic under which Hot Topic provides us (or causes applicable third parties to provide) substantially similar services to those provided under the Third Party Services Agreement. The term of the Amended and Restated Services Agreement is three years, unless we or Hot Topic extend the agreement, or we terminate the agreement (or certain services under the agreement). We may terminate the various services upon written notice. Rates and costs related to the services provided under the Amended and Restated Services Agreement may change with approval from both parties. Each month, we are committed to pay Hot Topic for these services and reimburse Hot Topic for certain costs it incurs in the course of providing these services. We record payments made to Hot Topic under these service agreements in the applicable expense category in either cost of goods sold, or selling, general and administrative expenses.
On August 1, 2019, in connection with the IT Asset Purchase Agreement (as defined below), we entered into a services agreement (“Reverse Services Agreement”) with Hot Topic, under which Torrid provides Hot Topic with certain information technology services. The term of the Reverse Services Agreement is three years, unless we or Hot Topic extend the agreement, or Hot Topic terminates the agreement. Torrid provides Hot Topic with the specified information technology services at no cost for the first three years of the Reverse Services Agreement, however Hot Topic bears certain capital and operating expenses that it incurs. Costs incurred in connection with providing the specified information technology services to Hot Topic are expensed as incurred in our consolidated statement of operations and comprehensive income (loss). During fiscal years 2019, 2020 and 2021 we incurred costs of $2.3 million, $3.0 million and $3.4 million, respectively, in connection with providing these information technology services to Hot Topic. In connection with the Reverse Services Agreement, we entered into an amendment to the Amended and Restated Services Agreement (“Amendment to Amended and Restated Services Agreement”) with Hot Topic on August 1, 2019, pursuant to which sections pertaining to Hot Topic’s provision of information technology services to Torrid were removed.
During fiscal years 2019, 2020 and 2021, Hot Topic charged us $35.3 million, $12.3 million and $7.5 million, respectively, for various services under the applicable service agreements, of which $14.5 million, $9.6 million and $4.9 million, respectively, were recorded as components of cost of goods sold, and the remaining $20.8 million, $2.7 million and $2.6 million, respectively, were charged to selling, general and administrative expenses. As of January 30, 2021, we did not owe any amount to Hot Topic for these services and as of January 29, 2022, we owed $0.7 million to Hot Topic for these services.
Hot Topic incurs certain direct expenses on our behalf, such as payments to our non-merchandise vendors and each month, we pay Hot Topic for these pass-through expenses. As of January 30, 2021, we had prepaid Hot Topic $0.4 million for these expenses, which are included in prepaid expenses and other current assets in our consolidated balance sheets. As of January 29, 2022, the net amount we owed Hot Topic for these expenses was $1.7 million, which is included in due to related parties in our consolidated balance sheets.
On June 14, 2019, we used funds obtained from our term loan credit agreement to purchase $213.2 million of senior participating preferred stock from Hot Topic’s parent, HT Intermediate Holdings Corp. (“HTI”). HTI used the funds it received from us to redeem its Notes. We accounted for the purchase under the cost method in accordance with ASC 325, Investments—Other. On July 31, 2019, our former parent, Torrid Holding LLC, issued the $214.6M Related Party Promissory Note Receivable (as defined below) to us in exchange for our $213.2 million investment in HTI’s senior participating preferred stock, including $1.4 million of accrued interest. Due to the nature of this $214.6M Related Party Promissory Note Receivable (as defined below), we considered it to be an in-substance distribution to our parent and accounted for it as contra-equity.
On June 14, 2019, we entered into an asset purchase agreement (“IT Asset Purchase Agreement”) with Hot Topic pursuant to which we purchased certain information technology assets from Hot Topic for $29.5 million on August 1, 2019. Funds obtained from the Term Loan Credit Agreement were used to make the purchase. We accounted for the purchase in accordance with subsections of ASC 805-50, Business Combinations, related to transactions between entities under common control. Consequently, we recorded the information technology assets we purchased from Hot Topic at their historical carrying amounts totaling $3.5 million and recognized the difference between the historical carrying amounts and the purchase price in equity. In addition, certain information technology-related obligations and personnel, along with associated assets of $1.4 million and liabilities of $0.1 million, were transferred from Hot Topic to Torrid. In connection with the IT Asset Purchase Agreement, we and Hot Topic agreed to enter into the Reverse Services Agreement and Amendment to Amended and Restated Services Agreement upon the closing date of the IT Asset Purchase Agreement, which was August 1, 2019.

Sponsor Advisory Services Agreement
On May 1, 2015, we entered into an advisory services agreement with Sycamore. pursuant to which Sycamore agreed to provide strategic planning and other related services to us. We are obligated to reimburse Sycamore for their expenses incurred in connection with providing such advisory services to us. As of the end of fiscal years 2020 and 2021, there were no amounts due and during fiscal years 2019, 2020, 2021, no amounts were paid under this agreement.
Sycamore’s liability in connection with its performance of the services under the agreement is limited to that arising from its gross negligence or willful misconduct and we, along with our subsidiaries and affiliates, are responsible for indemnifying Sycamore against all claims relating to the agreement except to the extent arising from Sycamore’s gross negligence or willful misconduct. The Advisory Services Agreement will expire by its terms on May 1, 2025 and will automatically be renewed on an annual basis thereafter unless we or Sycamore provides 90 days’ prior written notice of our intent not to renew prior to the end of the then-current term.
From time to time, we reimburse Sycamore for certain management expenses it pays on our behalf. As of the end of fiscal years 2020, there was no amount due, and as of the end of fiscal year 2021, the amount due was not material. During fiscal years 2019, 2020 and 2021, the reimbursements we made to Sycamore for such expenses were $0.1 million, $0.1 million and $0.7 million, respectively.
Consulting Services Agreement
In March 2021, Hot Topic entered into a consulting services agreement with our Chief Financial Officer, George Wehlitz, Jr., pursuant to which Hot Topic agreed to pay Mr. Wehlitz a consulting fee of $10,000 per month. The agreement was effective from January 3, 2021 and terminated on May 31, 2021.
Related Party Vendors
MGF Sourcing US, LLC, an entity indirectly controlled by affiliates of Sycamore, is one of our suppliers. During fiscal years 2019, 2020 and 2021, cost of goods sold includes $37.4 million, $45.4 million and $55.4 million, respectively, related to the sale of merchandise purchased from this supplier. Purchases from this supplier accounted for less than 10% of total purchases in fiscal years 2019 and 2020 and less than 12% of total purchases in fiscal year 2021. As of the end of fiscal years 2020 and 2021, the net amounts we owed MGF Sourcing US, LLC for these purchases were $8.0 million and $12.1 million, respectively. This liability is included in due to related parties in our consolidated balance sheets.
HU Merchandising LLC, a subsidiary of Hot Topic and an entity indirectly controlled by affiliates of Sycamore, is one of our suppliers. During fiscal years 2019, 2020 and 2021, cost of goods sold includes $0.7 million, $0.4 million and $0.7 million, respectively, related to the sale of merchandise purchased from this supplier. As of the end of fiscal years 2020 and 2021, the amounts we owed HU Merchandising, LLC for these purchases were $0.1 million.
Staples, Inc., an entity indirectly controlled by affiliates of Sycamore, is one of our suppliers. During fiscal years 2019, 2020 and 2021, purchases from this supplier were not material. As of the end of fiscal years 2020 and 2021, amounts due to this supplier were not material.
Prior to fiscal year 2020, Hot Topic provided us with licensing services for certain of our goods, such as license procurement and design services. During fiscal year 2019, Hot Topic charged us $0.1 million for these services, which were recorded as components of cost of goods sold.

Letter of Support from Sycamore
In April 2020, we received a letter of support from Sycamore for up to $20.0 million of additional equity funding which, if necessary and sufficient, would be provided to further prevent noncompliance with the financial covenants in our term loan credit agreement through May 2021. In September 2020, we received an updated letter of support from Sycamore extending the equity funding commitment of up to $20.0 million, if necessary and sufficient, through January 2022. The letter of support was terminated as of May 6, 2021.
Stockholders’ Agreement
We entered into the Stockholders’ Agreement with the Sycamore Stockholder on July 6, 2021. See “Board of Directors and Corporate Governance—Stockholders’ Agreement.”
Registration Rights Agreement
We entered into a registration rights agreement pursuant to which we granted certain registration rights to certain funds managed by Sycamore and its affiliates and certain of their transferees, including the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act our common stock held by them. In addition, we will commit to file as promptly as possible after receiving a request from Sycamore, a shelf registration statement registering secondary sales of our common stock held by Sycamore. Sycamore also will have the right to exercise certain piggyback registration rights in respect of common stock held by them in connection with registered offerings requested by other registration rights holders or initiated by us.
Related Party Promissory Notes
From time to time, our former parent, Torrid Holding LLC, issued promissory notes receivable to us. Due to the nature of these promissory notes receivable, we considered them to be in-substance distributions to Torrid Holding LLC and accounted for them as contra-equity in accordance with ASC 310, Receivables. Consequently, these promissory notes receivable were reflected within equity in our consolidated balance sheets as reductions in additional paid-in capital, within capital distribution to Torrid Holding LLC, net of contribution, in our consolidated statements of stockholders’ equity (deficit), and within capital distribution to Torrid Holding LLC, net of contribution, in our consolidated statements of cash flows as financing cash outflows.
On July 1, 2021, Torrid Holding LLC, our then parent, completed a reorganization pursuant to which (i) Torrid Holding LLC contributed, assigned, transferred and delivered its issued and outstanding equity interest in Torrid Parent Inc. to Torrid, and (ii) Torrid assumed the obligations of Torrid Holding LLC under the related party promissory notes due to Torrid Parent Inc. (together, the “Reorganization”). These obligations represent intercompany transactions and have been eliminated in consolidation. No principal or interest payments had been made to Torrid Parent Inc. by Torrid Holding LLC prior to the Reorganization. The Reorganization was accounted for as a combination of entities under common control in accordance with subsections of Accounting Standards Codification (“ASC”) 805-50, Business Combinations (“ASC 805-50”). Consequently, the equity interests of Torrid Parent Inc. contributed by Torrid Holding LLC to Torrid were recorded at historical carrying amounts and our financial position, results of operations and cash flows prior to the Reorganization have been adjusted to reflect the retrospective combination of the entities for all periods presented as if the combination had been in effect since the inception of common control.

On December 20, 2018, our parent issued a $61.4 million promissory note to us in exchange for cash, due on or before December 20, 2024 (“$61.4M Related Party Promissory Note Receivable”). The funds realized from the $61.4M Related Party Promissory Note Receivable were invested by our parent in HTI and used by HTI and Hot Topic for the partial redemption of its 9.25% senior secured notes (“Notes”). The $61.4M Related Party Promissory Note Receivable accrued interest at an annual compounding rate of 3.06% upon its maturity. As of the end of fiscal year 2020, there was a $61.4 million lump sum principal payment due to us upon the December 20, 2024 maturity date. The total amount of interest our parent owed us as of the end of fiscal year 2020 was $4.0 million.
On June 6, 2019, Torrid Holding LLC issued a $20.0 million promissory note to us in exchange for cash, due on or before June 6, 2025 (“$20M Related Party Promissory Note Receivable”). The $20M Related Party Promissory Note Receivable accrued interest at an annual compounding rate of 2.78% due upon its maturity. As of the end of fiscal year 2020, there was a $20.0 million lump sum principal payment due to us upon the June 6, 2025 maturity date. The total amount of interest Torrid Holding LLC owed us as of the end of fiscal year 2020 was $0.9 million.
On June 14, 2019, Torrid Holding LLC issued a $10.0 million promissory note to us in exchange for cash, due on or before June 14, 2025 (“$10M Related Party Promissory Note Receivable”). The $10M Related Party Promissory Note Receivable accrued interest at an annual compounding rate of 2.78% due upon its maturity. As of the end of fiscal year 2020, there was a $10.0 million lump sum principal payment due to us upon the June 14, 2025 maturity date. The total amount of interest Torrid Holding LLC owed us as of the end of fiscal year 2020 was $0.5 million.
On July 31, 2019, Torrid Holding LLC issued a $214.6 million promissory note to us, due on or before July 31, 2025 (“$214.6M Related Party Promissory Note Receivable”). The $214.6M Related Party Promissory Note Receivable was issued to us in exchange for the $213.2 million investment we made in HTI (as defined below) on June 14, 2019 plus the associated $1.4 million interest due to us through July 31, 2019. The $214.6M Related Party Note Receivable accrued interest at an annual compounding rate of 1.87% due upon its maturity. As of the end of fiscal year 2020, there was a $214.6 million lump sum principal payment due to us upon the July 31, 2025 maturity date. The total amount of interest Torrid Holding LLC owed us as of the end of fiscal year 2020 was $6.1 million.
On August 1, 2019, Torrid Holding LLC issued a $1.2 million promissory note to us in exchange for cash, due on or before August 1, 2025 (“$1.2M Related Party Promissory Note Receivable”). The $1.2M Related Party Promissory Note Receivable was issued to us in exchange for purchasing $1.2 million of senior participating preferred stock from HTI (as defined below) on behalf of our parent. The $1.2M Related Party Promissory Note Receivable accrued interest at an annual compounding rate of 1.87% due upon its maturity. As of the end of fiscal year 2020, there was a $1.2 million lump sum principal payment due to us upon the August 1, 2025 maturity date. The total amount of interest Torrid Holding LLC owed us as of the end of fiscal year 2020 was not material.
On November 26, 2019, Torrid Holding LLC issued a $12.0 million promissory note to us in exchange for cash, due on or before November 26, 2025 (“$12M Related Party Promissory Note Receivable”). The $12M Related Party Promissory Note Receivable accrued interest at an annual compounding rate of 1.59% due upon its maturity. As of the end of fiscal year 2020, there was a $12.0 million lump sum principal payment due to us upon the November 26, 2025 maturity date. The total amount of interest Torrid Holding LLC owed us as of the end of fiscal year 2020 was $0.2 million.

On June 14, 2021, Torrid Holding LLC issued a $300.0 million promissory note to us in exchange for cash, due on or before June 14, 2027 (“$300M Related Party Promissory Note Receivable”). The $300M Related Party Promissory Note Receivable accrued interest at an annual compounding rate of 1.02% upon its maturity.
Issuance of Incentive Units by Torrid Holding LLC
Prior to the IPO, Torrid Holding LLC issued 13,660,000 Class A, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J Torrid incentive units, in the aggregate, net of forfeitures, to certain members of our management, including certain of our Named Executive Officers. These incentive units were intended to constitute profits interests.
Following the pricing of our IPO, the vested portion of the incentive units was exchanged for shares of our common stock of an equivalent fair value as the vested incentive units and the unvested portion was cancelled. As such, the fair value of these incentive units is no longer recognized in our consolidated statement of operations.
Special Cash Distribution
On June 14, 2021, we distributed a special cash distribution in an aggregate amount of $300.0 million (the “Special Cash Distribution”) to the holders of our direct and indirect equity interests, consisting of funds managed by Sycamore and members of our former and current management, including our listed executive officers. $285.6 million of the Special Cash Distribution was distributed to funds managed by Sycamore, which beneficially own the majority of our outstanding common stock, $1.3 million of the Special Cash Distribution was distributed to Elizabeth Muñoz, our Chief Executive Officer and a member of our board of directors, $1.1 million of the Special Cash Distribution was distributed to George Wehlitz, our Chief Financial Officer, $7.9 million of the Special Cash Distribution was distributed to Lisa Harper, a member of our board of directors, and the remaining $4.1 million was distributed to certain other persons, including members of our broader management team and certain former members of management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of March 31, 2022 regarding the beneficial ownership of our common stock by:
•each person or group known to us who beneficially owns more than 5% of our common stock;
•each of our directors and director nominees;
•each of our named executive officers; and
•all of our directors and executive officers as a group.
For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to restricted stock units or stock options that are currently exercisable or exercisable within 60 days of March 31, 2022 are deemed to be outstanding and beneficially owned by the person holding the restricted stock units or stock options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person except the percentage ownership of executive officers and directors as a group. Percentage of beneficial ownership is based on 105,705,149 shares of common stock outstanding. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Torrid Holdings Inc., 18501 East San Jose Avenue, City of Industry, California 91748.

	Shares Beneficially Owned
Name of Beneficial Owner	Common Stock	Awards Vesting Within 60 Days	Total	Percentage Ownership(1)
Directors and Named Executive Officers
Lisa Harper	5,620,420	—	5,620,420	5.32%
Stefan L. Kaluzny	—	—	—	*
Theophlius Killion	—	—	—	*
Dary Kopelioff	—	—	—	*
Kelly McGuire Diehl	119,260	—	119,260	*
Elizabeth Muñoz(2)	2,167,527	—	2,167,527	2.05%
Valeria Rico Nikolov	—	—	—	*
Michael Salmon(3)	287,298	—	287,298	*
Anne Stephenson(4)	291,721	—	291,721	*
George Wehlitz	1,635,580	—	1,635,580	1.55%
All directors and executive officers, as a group (10 persons)	10,121,806	—	10,121,806	9.58%
Certain Other Beneficial Holders
Sycamore Partners Management LP	82,351,986	—	82,351,986	77.91%

*     Represents beneficial ownership of less than one percent (1%) of our outstanding common stock.

(1)    Applicable percentage is based upon 105,705,149 shares of common stock issued and outstanding as of March 31, 2022.
(2)    Includes 160,438 time-vested restricted stock awards, all of which has voting power.
(3)    Includes 128,347 time-vested restricted stock awards, all of which has voting power.
(4)    Includes 136,369 time-vested restricted stock awards, all of which has voting power.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending January 28, 2023. Services provided to the Company and its subsidiaries by PricewaterhouseCoopers LLP for the year ended January 29, 2022 are described below and under “Audit Committee Report.”
Fees and Services
The following table summarizes the aggregate fees for professional audit services and other services rendered by PricewaterhouseCoopers LLP (“PwC”) for fiscal years 2021 and 2020:

	2021	2020
Audit Fees(1)	$2,361,000	$2,105,000
Audit-Related Fees(2)	56,000	—
Tax Fees(3)	77,000	43,000
All Other Fees(4)	1,000	1,000
Total	$2,495,000	$2,149,000

(1)“Audit fees” include fees for audit services primarily related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; comfort letters, consents and assistance with and review of documents filed with the SEC, including our registration statements on Form S-1 related to our IPO in July 2021; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (“PCAOB”).
(2)“Audit-related fees” include fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.
(3)“Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible tax services, including technical tax advice related to federal and state income tax matters, assistance with sales tax and assistance with tax audits.
(4)“Other fees” include fees for services other than the services reported in audit fees, audit-related fees, and tax fees. In both years, included subscriptions and licenses to accounting and tax resources and other permissible services that do not fall within the other listed categories.

In considering the nature of the services provided by the PwC, our independent registered public accounting firm, the Audit Committee determined that such services are compatible with the rules and regulations concerning auditor independence promulgated by the SEC as well as the PCAOB. PwC presented the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the PCAOB and currently in effect. The Committee received these written disclosures and the letters from PwC required by the applicable requirements of the PCAOB regarding communications concerning independence – including Rule 3524, Audit Committee Pre-approval of Certain Tax Services, and Rule 3526, Communication with Audit Committees Concerning Independence – and discussed with PwC its independence from our company and management.
The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. Each year, the Audit Committee will pre-approve audit services, audit-related services and tax services to be used by the Company.

The Audit Committee approved all services provided by PwC. Representatives of PwC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.
Ratification of the appointment of PwC requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If the Company’s stockholders do not ratify the appointment of PwC, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace PwC as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.
THE AUDIT COMMITTEE AND THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING JANUARY 28, 2023.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board of Directors is currently comprised of two independent directors and one non- independent director and operates under a written charter originally adopted by the Board of Directors in June 2021, which charter is reviewed on an annual basis and amended as necessary by the Board of Directors upon recommendation by the Audit Committee.
The current members of the Audit Committee are Theophlius Killion, Valeria Rico Nikolov and Dary Kopelioff. Mr. Killion serves as the chairperson of the Audit Committee. Each of Mr. Killion and Ms. Rico Nikolov is an "independent director" as currently defined in 303A.02 of the NYSE Listed Company Manual and Rule 10A-3 of the Exchange Act. The Board of Directors has also determined that Mr. Killion is an "audit committee financial expert" as described in applicable rules and regulations of the SEC.
The Audit Committee appoints an accounting firm as our independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Management is responsible for our internal controls and the financial reporting process. The audit committee is responsible for monitoring and overseeing these processes.
The Audit Committee held three meetings during fiscal year 2021. The meetings were designed to provide information to the Audit Committee necessary for it to conduct its oversight function of the external financial reporting activities and audit process of our company, and to facilitate and encourage communication between the audit committee, management and our independent registered public accounting firm, PwC. Management represented to the audit committee that our financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the audited financial statements for fiscal year 2021 with management and the independent registered public accounting firm. The Audit Committee also instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the SEC.
The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm, PwC, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and has discussed with PwC that firm's independence.
Based on its review of the audited financial statements and the various discussions noted above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 29, 2022, for filing with the SEC.
The audit committee of the board of directors of Torrid Holdings Inc.:
Theophlius Killion (Chairperson)
Valeria Rico Nikolov
Dary Kopelioff

The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing made by Torrid Holdings Inc. under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

OTHER MATTERS
We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

WHERE TO FIND ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. These filings are also available on our website at https://investors.torrid.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

COST OF PROXY SOLICITATION
The Company is paying the expenses of this solicitation. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies in person or by telephone, facsimile, email or other similar means.

APPENDIX A:
DESCRIPTION AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This proxy statement includes information on Adjusted net income, Adjusted earnings per share and Adjusted EBITDA, which are non-GAAP financial measures (“non-GAAP”). In addition to results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), management utilizes certain non-GAAP performance measures such as Adjusted net income, Adjusted earnings per share and Adjusted EBITDA. We believe that these non-GAAP operating measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance.
Adjusted net income, Adjusted earnings per share and Adjusted EBITDA are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP and our calculations thereof may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA represents GAAP net income (loss) plus interest expense less interest income, net of other (income) expense, plus provision for less (benefit from) income taxes, depreciation and amortization (“EBITDA”), and share-based compensation, non-cash deductions and charges, other expenses. Adjusted net income represents GAAP net income (loss) plus remeasurement adjustments for share-based compensation, net of tax. Adjusted earnings per share represents Adjusted net income divided by the diluted weighted average number of shares outstanding at the end of the period.
We believe Adjusted net income, Adjusted earnings per share and Adjusted EBITDA facilitate operating performance comparisons from period to period by isolating the effects of certain items that vary from period to period without any correlation to ongoing operating performance. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting the overall expected performance of our business and for evaluating on a quarterly and annual basis actual results against such expectations.
Further, we recognize Adjusted EBITDA as a commonly used measure in determining business value and, as such, use it internally to report and analyze our results as well as a benchmark to determine certain non-equity incentive payments made to executives. Additionally, we use Adjusted net income and Adjusted earnings per share to facilitate operating performance comparisons by isolating the effects of share-based compensation that vary from period to period and across our peer companies without any correlation to ongoing operating performance.
Adjusted net income, Adjusted earnings per share and Adjusted EBITDA have limitations as analytical tools. These measures are not measurements of our financial performance under GAAP and should not be considered in isolation or as alternatives to or substitutes for net income (loss), income (loss) from operations, earnings (loss) per share or any other performance measures determined in accordance with GAAP or as alternatives to cash flows from operating activities as a measure of our liquidity. Our presentation of Adjusted net income, Adjusted earnings per share and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

A-1

The following table provides a reconciliation of net (loss) income to Adjusted net income and Adjusted earnings per share for the periods presented (in thousands, except per share data):

	Twelve Months Ended
	January 29, 2022	January 30, 2021
Net (loss) income	$(29,944)	$24,532
Remeasurement adjustments net of income taxes	151,167	7,792
Adjusted net income	121,223	32,324

Basic and diluted weighted average shares outstanding	109,886	110,000
(Loss) earnings per share	$(0.27)	$0.22
Adjusted earnings per share	$1.1	$0.29
The following table provides a reconciliation of net (loss) income to Adjusted EBITDA for the periods presented (dollars in thousands):

	Twelve Months Ended
	January 29, 2022	January 30, 2021	February 1, 2020
Net (loss) income	$ (29,944)	$ 24,532	$ 41,869
Interest expense	29,497	21,338	16,493
Interest income, net of other expense (income)	56	(42)	(202)
Provision for income taxes	45,773	10,991	18,833
Depreciation and amortization(A)	35,204	33,072	30,208
Share-based compensation(B)	159,754	7,791	11,993
Non-cash deductions and charges(C)	615	1,984	4,435
Other expenses(D)	4,898	1,131	2,510
Ohio Distribution Center costs(E)	—	—	5,860
Adjusted EBITDA	$ 245,853	$ 100,797	$ 131,999

(A) Depreciation and amortization excludes amortization of debt issuance costs and original issue discount that are reflected in interest expense.
(B) Prior to the consummation of our IPO on July 6, 2021, share-based compensation was determined based on the remeasurement of our liability-classified incentive units.
(C) Non-cash deductions and charges includes losses on property and equipment disposals and the net impact of non-cash rent expense.
(D) Other expenses include IPO-related transaction fees and the reimbursement of certain management expenses, primarily for travel, incurred by Sycamore on our behalf, which are not considered to be part of our core business.
(E) Represents the duplicative and start-up costs associated with our West Jefferson, Ohio distribution center leased in fiscal year 2018. This isolates the effect of incurring costs related to our West Jefferson, Ohio distribution center, which was not yet fully operational in fiscal year 2019, while also incurring distribution and e-Commerce fulfillment costs charged to us by Hot Topic under the various services agreements.
A-2

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Nominees	**For**	**Against**	**Abstain**
1a. Lisa Harper	☐	☐	☐
1b. Stefan L. Kaluzny	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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0000560077_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com

TORRID HOLDINGS INC.

Annual Meeting of Shareholders

June 2, 2022 11:00 a.m. Pacific Time

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Brian Park, Sr. Vice President, General Counsel and Vince Adams, Sr. Vice President, FP&A and Investor Relations, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of TORRID HOLDINGS INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 a.m. Pacific Time on June 2, 2022, at the Company Headquarters, 18501 East San Jose Avenue, City of Industry, California 91748, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000560077_2 R1.0.0.24

Continued and to be signed on reverse side